As filed with the Securities and Exchange Commission on January 16, 2018
Registration No. 333-171959
Registration No. 333-175740
Registration No. 333-188353
Registration No. 333-198174
Registration No. 333-198175

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENTS
UNDER
THE SECURITIES ACT OF 1933

TRIANGLE PETROLEUM CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	98-0430762 (I.R.S. Employer Identification No.)

100 Fillmore St., 5th Floor, Denver, Colorado (Address of Principal Executive Offices)	80206 Zip Code

STOCK OPTION PLAN
2011 OMNIBUS INCENTIVE PLAN
AMENDED AND RESTATED 2011 OMNIBUS INCENTIVE PLAN
2014 EQUITY INCENTIVE PLAN
CEO STAND-ALONE STOCK OPTION AGREEMENT
(Full title of the plans)

Ryan McGee
General Counsel
Triangle Petroleum Corporation
100 Fillmore St., 5th Floor
Denver, Colorado 80206
(Name and address of agent for service)

(303) 385-8439
(Telephone number, including area code, of agent for service)

Copies of all communications, including all communications sent to the agent for service, should be sent to:

Copy to:
Andrew J. Foley
Kelley A. Cornish
Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, N.Y. 10019-6064
(212) 373-3000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definitions of “large accelerated filer”, “accelerated filer”, and “smaller reporting company” in Rule 12b-2 of the Exchange Act of 1934:

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☐
(Do not check if a smaller reporting company)
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act of 1933.  ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (this “Post-Effective Amendment”) relates to the following Registration Statements of the Registrant on Form S-8 (the “Registration Statements”):

—	Registration Statement on Form S-8, File No. 333-171959, filed with the U.S. Securities and Exchange Commission (the “SEC”) on January 31, 2011, pertaining to the registration of an aggregate of 2,252,558 shares of common stock, par value $0.00001 per share (the “Common Stock”), for issuance under the Registrant’s Stock Option Plan;

—	Registration Statement on Form S-8, File No. 333-175740, filed with the SEC on July 22, 2011, pertaining to the registration of 4,000,000 shares of Common Stock for issuance under the Registrant’s 2011 Omnibus Incentive Plan;

—	Registration Statement on Form S-8, File No. 333-188353, filed with the SEC on May 3, 2013, pertaining to the registration of 1,900,000 shares of Common Stock for issuance under the Registrant’s Amended and Restated 2011 Omnibus Incentive Plan;

—	Registration Statement on Form S-8, File No. 333-198174, filed with the SEC on August 15, 2014, pertaining to the registration of 6,000,000 shares of Common Stock for issuance under the Registrant’s 2014 Equity Incentive Plan; and

—	Registration Statement on Form S-8, File No. 333-198175, filed with the SEC on August 15, 2014, pertaining to the registration of 6,000,000 shares of Common Stock for issuance under the Registrant’s CEO Stand-Alone Stock Option Agreement.

The Registrant hereby removes and withdraws from registration all securities of the Registrant registered pursuant to the Registration Statements that remain unsold as of the date hereof.  The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities and the Registrant hereby terminates the effectivness of the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Post-Effective Amendment No. 1 to the Registration Statements on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on this 16th day of January, 2018.

TRIANGLE PETROLEUM CORPORATION

By:	/s/ Ryan McGee
Ryan McGee
General Counsel

SIGNATURES AND POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Ryan McGee his or her true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments to this registration statement, including post-effective amendments, and to file the same, with all exhibits thereto, and other documents and in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, and hereby ratifies and confirms all his or her said attorney-in-fact and agent or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Name	Title	Date

/s/ Ryan McGee	General Counsel	January 16, 2018
Ryan McGee	(Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer)

/s/ Gus Halas	Director	January 15, 2018
Gus Halas

/s/ Randal J. Matkaluk	Director	January 16, 2018
Randal J. Matkaluk

/s/ James Shein	Director	January 16, 2018
James Shein